ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

150101

Filed in the office of	Document Number 20120612625-97
Ross Miller	Filing Date and Time 09/04/2012 9:10 AM
Secretary of State State of Nevada	Entity Number C32070-2003

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

Cascade Energy, Inc. (C32070-2003)

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

Out of the 150 million shares of capital the company has authorized, Cascade Energy, Inc. is to designate 10 million shares as preferred stock at a par value of 0.001. Further of the 10 million preferred stock, Cascade Energy, Inc. is to designate 1 million as convertible series A stock, with a conversion of 1:1,000 shares of common.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X Saša Vasiljević

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.